Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, including any Schedules hereto (the “Agreement”) is made and entered as of this first day of November, 2009, by and between Sunshine Heart, Inc., a Delaware corporation (together with its subsidiary, the “Company”), and Mr. David A. Rosa (the “Executive”).

WHEREAS, the Company desires to retain the exclusive services of Executive and Executive desires to be employed by the Company;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the parties hereto agree as follows:

1              DUTIES

1.1                                 The Executive shall be employed as the Chief Executive Officer (the “CEO”) of the Company.  In such capacity, the Executive shall report to the Board of the Company and be subject to the supervision of the Chairman of the Board.  The Company shall employ the Executive on a full-time basis and the Executive shall devote his full time diligent professional efforts to the performance of his duties as CEO of the Company (which shall be as of November 1st.  During the Executive’s employment with the Company he shall devote his commercially reasonable efforts and his full business time, skill and attention to the performance of his duties on behalf of the Company.  The Executive shall be permitted to (i) continue to engage in the charitable and civic activities with which he is currently involved (ii) continue to serve as a non-executive director on the boards of directors of Osprey Medical, Inc., MilkSmart, Inc. and QXMedical, LLC, and (iii) engage in other charitable or civic activities, provided that such activities described in (i) through (iii) above do not unreasonably interfere with the performance of his duties on behalf of the Company as determined in the reasonable discretion of the Board of Directors.

The Executive shall perform the duties, services and responsibilities as are consistent with the positions held by the Executive from time to time, including, but not limited to:

•                  the general management and supervision of the business and personnel of the Company and its subsidiaries;

•                  enhancing revenue levels, operational efficiencies and bottom-line results in the Company;

•                  providing necessary leadership to all staff for the Company, including ensuring staff retention and appropriate succession;

•                  reviewing, setting and implementing the strategic and operating plans and budgets for the company.  For the next twelve months, these will include but not necessarily be limited to:

•                  completion of the present Phase I U.S. IDE trial;

•                  reviewing the data collection from the trial to ensure the proper endpoints are being met and to determine if these endpoints remain appropriate for the future U.S. Pivotal Trial and in marketing the technology;

•                  reviewing, setting and implementing the plan and budget for preparing for and submitting the application for FDA approval of a Pivotal Trial and for the implementation of that trial once approved;

•                  reviewing, setting and implementing the plan and budget for the application for CE-Mark approval and preparing an outline of the broad parameters of a plan for marketing the C-Pulse outside of the USA;

•                  working with the Company’s Board of Directors to develop plans for raising capital to fund the Company’s activities from 2010 onwards and preparing and implementing action plans to achieve the agreed objectives;

•                  working with the Company’s Board of Directors to develop and pursue potential strategic options for the Company in the short and medium term (including potential linkages with major health care players); and

•                  all such other duties, as from time to time, are required by the Board of Directors.

1.2                                 The Executive’s duties, services and responsibilities will be performed under the overall supervision of, and will be consistent with the policies of, the Board of Directors to whom the Executive reports.

1.3                                 As of November 1st, 2009, the Executive has been appointed to the Company’s Board of Directors.  Subject to the requirements of the rules of the Australian Stock Exchange relating to the election of directors, the Board of Directors of the Company shall take all reasonable steps so that the Executive will continue to serve on the Company’s Board of Directors during the term of this Agreement.  Upon the termination of the Executive’s employment with the Company for any reason, unless agreed to by the Company’s Board of Directors and the Executive, the Executive will also immediately cease to be and must resign as a Director and hereby appoints severally each Member of the Board of Directors from time to time as his attorney to execute any documents required to give effect to such resignation in the event the Executive does not himself submit his resignation within two working days after being requested to do so by the Board following the termination.

1.4                                 During employment, the Executive shall initially be based at his home in Minneapolis, MN or such other place as directed by the Board of Directors from time to time.  It is agreed that any place of business would be in Minneapolis, MN unless otherwise agreed by the Executive.  The Executive will be leading the Company in working to expand its business both within the USA and internationally.  The Company may require that the Executive travel interstate or overseas provided that the Company may only require the Executive to travel to Australia more than 4 times per calendar year (excluding any travel voluntarily undertaken by the Executive) if the Board considers it is reasonably commercially necessary for the Executive to do so.

2              TERM

This Agreement and the employment of the Executive under the terms of this Agreement shall commence on 1 November 2009 and will continue until terminated as provided herein.

3              COMPENSATION

3.1                                 In consideration of the performance by the Executive of his obligations during the employment (including any services as an officer, director, employee, member of any committee of the Company or any of its subsidiaries, or otherwise), the Company will, during the employment, pay the Executive a salary (the “Salary”) at an annual rate of US$250,000.  The Salary shall be paid in 12 equal monthly instalments, on the 15th day of each month, being half in advance and half in arrears.  The quantum of the Salary will be reviewed each year in January, the first such review being in 2011.

3.2                                 On signing this Agreement, the Company may, at the sole discretion of the Board of Directors, pay the Executive a one-off sign-on bonus.

3.3                                 The Executive will be granted options to purchase shares of the Company’s common stock pursuant to the terms and conditions set forth in the Notice of Grant of Stock Options and Stock Option Agreement attached to this Agreement as Annexure A, including that any such grant of options is subject to, and conditional upon, shareholder approval.  The Executive may, from time to time, be granted further options in accordance with the Company’s options scheme, as amended from time to time, including in connection with achieving milestones such as a successful capital raising by the Company of around US$30 million in the third quarter of 2010, the Company obtaining a HUD designation in the USA in 2010 for the C-Pulse and a trade sale.  Any such grant will be subject to receipt of any necessary shareholder or other approvals.

3.4                                 During the term of this Agreement, the Executive shall be eligible to participate in the Company’s short-term incentive scheme and may receive compensation at the end of each fiscal year of the Company in an amount determined by the Board of Directors.  Any such short-term incentive payable to the Executive for a fiscal year during his employment shall be based on performance targets, achievement of milestones, or as otherwise agreed by the Board of Directors and the Executive from time to time, to provide for bonus compensation of up to 25% of the Salary for the relevant fiscal year.  The amount of short-term incentive in any year, if any, shall be determined by the Board of Directors.  Any short-term incentive that is payable based solely on the basis of continuing employment during a fiscal year, will be pro-rated for the fiscal year in which the Executive commences employment as its CEO.

3.5                                 The Salary shall be payable in accordance with the normal payroll practices of the Company then in effect.  The Salary, and all bonuses or other forms of compensation paid to the Executive hereunder, shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law.  The Executive shall be solely responsible for income taxes imposed on the Executive by reasons of any cash or non-cash compensation and benefits provided hereunder, unless otherwise so indicated.

3.6                                 The Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally.  The standard Company benefit plan will include, at a minimum, medical, dental and vision insurance.  The Company will work with the Executive to promptly develop and adopt a benefit plan for the Company’s U.S. employees after the execution of this Agreement.  Until the Company’s adoption of such plan, the Executive will be entitled to receive a health insurance coverage supplement to reimburse any out of pocket costs for health coverage for the Executive or any persons who would be covered under the Company plan (once implemented) because of that person’s relationship with the Executive.

3.7                                 The Executive will be entitled to business class airline travel on all international flights either paid for or reimbursed by the Company when upgrades through other means are unavailable.

3.8                                 The Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties, according to the policies of the Company.

3.9                                 The Executive shall be eligible for three weeks’ vacation (in addition to public holidays) during each full calendar year during which the Executive serves hereunder (pro-rata for any part calendar year of service).  Vacation not taken during any calendar year will not be carried forward into subsequent calendar years.

3.10                           The Executive shall be eligible for five days’ leave for sickness or personal reasons agreed with the board during each full calendar year during which the Executive serves hereunder (pro-rata for any part calendar year of service).  The Company may require the Executive to provide a medical certificate in respect of any absence from work on sick leave of two or more consecutive days.  Sick leave not taken during any calendar year will not be carried forward into subsequent calendar years.

3.11                           Subject to applicable law, if:

(a)                                  the Executive is absent from work for more than 180 consecutive days or an aggregate period of 180 days in any twelve-month period by reason of illness or incapacity (whether physical or otherwise); or

(b)                                 the Company reasonably determines that the Executive is unable to perform his duties, services and responsibilities hereunder by reason of Illness or incapacity (whether physical or otherwise) for more than 180 consecutive days or an aggregate period of 180 days in any twelve-month period during the employment (“Disability”), the Company shall not be obligated to pay the Executive any compensation (Salary or bonus) for any period in excess of such 180 days; furthermore, any such payments during such 180-day period shall be reduced by any amount the Executive is entitled to receive as a result of such Disability under any plan provided through the Company or under state or federal law.

4              TERMINATION

4.1                                 The Executive’s employment will terminate upon the earliest to occur of the times specified below:

(a)                                  the close of business on the day which is one month after either party has given the other party written notice of termination of this Agreement;

(b)                                 the close of business on a termination date mutually agreed to in writing by the Company and the Executive;

(c)                                  immediately upon the Company delivering to the Executive a written notice of the Board of Director’s decision to terminate his employment for “Cause” (as defined in Section 4.2); provided such conduct has not been cured by the Executive;

(d)                                 the close of business on the day on which the Company shall have delivered to the Executive a written notice of the Board of Director’s decision to terminate his employment because of Disability (as defined in Section 3.11(b)); and

(e)                                  thirty (30) days after the date on which the Executive shall have delivered to the Company a written notice of the Executive’s election to terminate his employment for “Good Reason” (as defined in Section 4.3); provided the Company has not cured the event giving rise to Good Reason.

If a notice of termination is given under Section 4.1(a), the Company may require that the Executive continue fulfilling his obligations and duties under this Agreement or that he take leave during the one month period, without loss of payment of the Salary, and requiring that he:

(a)                                  not attend the place of work;

(b)                                 not perform any or part of his obligations or duties;

(o)                                 cease all contact and/or communication with clients, customers, suppliers, employees or contractors of the Company; and

(d)                                 not use the Company’s property and return to the Company any Company property in his care, possession or control.

4.2                                For the purposes of this Agreement, termination of employment for “Cause” shall mean termination based on any of the following events, as determined by the Board of Directors of the Company acting in good faith:

(a)                                  the conviction of the Executive by a court of competent jurisdiction of any felony involving dishonesty, breach of trust or misappropriation or the entering of a plea by the Executive of guilt or nolo contendere thereto;

(b)                                 the commission by the Executive of an act of fraud upon, or breaching his duty of loyalty to, the Company or any of its subsidiaries;

(c)                                  the commission by the Executive of any act of serious or wilful misconduct;

(d)                                 the Executive is guilty of conduct (whether or not during the course of the Executive’s duties) tending to bring the Company into disrepute;

(e)                                  a conviction for wilful violation of any law, rule or regulation governing the operation of the Company or any of its subsidiaries;

(f)                                    the serious and persistent failure or refusal of the Executive, after seven (7) days written notice thereof (or a lesser period of notice if the proper performance of his job requires the Executive to do something within seven (7) days), to reasonably attempt to perform his job duties and responsibilities (other than failure or refusal resulting from incapacity due to physical disability or mental illness);

(g)                                 a serious or persistent breach by the Executive of any provision of this Agreement, which breach continues for more than seven (7) days after written notice has been given to the Executive, such notice setting forth in reasonable detail the nature of such breach, provided, however, that if the Executive, in breach of the last section of clause 1.4 of this Agreement, refuses to travel to Australia more than 4 times in a calendar year (excluding any travel voluntarily undertaken by the Executive), then this shall not constitute “Cause’’ for the purposes of this Agreement;

(h)                                 the Executive suffers a Disability (as defined in clause 3.11) which the Company reasonably determines prevents him from performing his duties for a period in excess of 180 consecutive days or an aggregate period of 180 days in any period of 12 months; or

(i)                                     the deliberate and wilful disregard of the written rules or policies of the Company or the regulations of the Australian Stock Exchange governing the Company or any acts of inappropriate behaviour, discrimination or sexual harassment, which results, or, in the reasonable opinion of the Board of Directors could result in a material loss, damage or injury to the Company or its reputation.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

4.3                                 The Executive may terminate his employment with the Company for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

(a)                                  a reduction in the Executive’s then-current annual base salary or bonus opportunity without the Executive’s consent; or

(b)                                 any failure to offer the Executive the same level of benefits offered to similarly situated employees; or

(c)                                  a significant diminution in the Executive’s duties or responsibilities; or

(d)                                 the relocation of the Executive’s primary business location to a location that increases the Executive’s commute by more than fifty (50) miles compared to the commute of the Executive to the Executive’s then-current primary business location; or

(e)                                  the failure of the Company to obtain a reasonably satisfactory agreement from any successor to assume and agree to perform this Agreement;

provided that any of the events described in clauses (a), (b), (c), (d) or (e) of this Section 4.3 shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days or such longer period as is reasonable after receipt from the Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following its occurrence, unless the Executive has given the Company written notice thereof prior to such date.

4.4                                 In the event of termination of this Agreement, for whatever reason, the Executive agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Executive’s employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise, for a period of up to three months unless a shorter period has been agreed by the Company.  The Company agrees to reimburse the Executive for the Executive’s reasonable travel expenses incurred in complying with the terms of this paragraph upon delivery by the Executive to the Company of valid receipts for such expenses.  The provisions of this paragraph shall survive termination of this Agreement.

4.5                                 Except with the prior written approval of the Board of Directors, the Executive must not make any comment or statement about the fact or termination of the Executive’s employment and this Agreement to any person for a period of 12 months.  The provisions of this paragraph shall survive termination of this Agreement.

5              TERMINATION PAYMENTS

5.1                                If, during the term of this Agreement, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate his employment for Good Reason:

(a)                                  the Company shall pay to the Executive, in a lump sum in cash within 75 days after the date of the notice of termination (“Date of Termination”), the sum of:

(i)                                     the Executive’s pro rata annual base salary up to the Date of Termination to the extent not theretofore paid,

(ii)                                  with respect to any short-term incentive bonus contemplated under clause 3.4 based solely on ongoing employment and that may have been payable at the end of the then current fiscal year, the amount (if any) determined by the Board, in its absolute discretion; and

(iii)                               with respect to any bonus or other incentive payable based on the achievement of performance targets or milestones, if the performance target or milestone:

(A)                              has been met on or before the Date of Termination, the amount of that bonus or incentive; or

(B)                                has not been met on or before the Date of Termination, the amount (if any) determined by the Board to be fair in all the circumstances;

(iv)                              any accrued vacation pay, in each case to the extent not theretofore paid;

(b)                                 the Company shall also pay to Executive the Executive’s monthly base salary until the earlier of the date that is six months following the Date of Termination or the date upon which the Executive obtains new full time employment (“Severance Period”) (provided that the Executive continues to comply with those provisions of this Agreement which survive termination).  This provision shall only apply to a termination after May 1, 2010;

(c)                                  the Company shall maintain in effect during the Severance Period, at its sole expense, all group insurance (including life, health, accident and disability insurance) and, to the extent permitted by applicable law, all other employee benefit plans, programs or arrangements in which the Executive was participating at any time during the six (6) month period preceding such termination.  During the Severance Period if the Company is unable to maintain the health insurance plan in which the Executive was participating or provide the Executive coverage under the health insurance plan because the Executive is ineligible for coverage under the terms thereof, the Executive shall be eligible to receive continued group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (COBRA), with the cost of the regular premium for such benefits shared in the same relative proportion by the Executive and the Company as in effect on the date of termination. In all cases, provision of benefits hereunder shall continue only so long as the Executive continues to comply with and not breach the terms of this Agreement and in the event of such noncompliance or breach, all benefits (except as required by law) shall immediately be terminated; and

(d)                                 Any non-vested stock options or restricted stock in the Company held by the Executive or in a trust established by the Executive for the benefit of his spouse, children or heirs, and whose milestone or performance target (if any) was achieved or satisfied on or before the Date of Termination, will continue to vest according to its applicable vesting schedule during the Severance Period but only so long as the Executive continues to comply with and not breach the terms of this Agreement and in the event of such noncompliance or breach, all then unvested stock options and restricted stock shall immediately lapse and be terminated.

5.2                                 If, during the term of this Agreement, the Company shall terminate the Executive’s employment for Cause, the Executive shall terminate his employment other than for Good Reason or if the Executive dies or suffers a Disability (as defined in clause 3.11)) during the term, then, the Executive shall be entitled to receive from the Company only such portion of the base salary and vacation pay as is accrued and unpaid through the date of such termination.  All then unvested stock options and unvested restricted stock of the Executive will immediately lapse and be forfeited.

5.3                                 If: (i) the Executive is involuntarily terminated by the Company (or its successor entity) other than for Cause; or (ii) the Executive voluntarily terminates his employment with the Company (or its successor entity) for Good Reason, in either case either within the two (2) months immediately preceding a Change in Control or in the six (6) months immediately following a Change in Control (either constituting a “Change in Control Termination”), the Executive shall be entitled to the following severance benefits: (i) the equivalent of twelve (12) months of his base salary as in effect immediately prior to the Change in Control Termination date, subject to employment tax withholdings and deductions, payable in a lump sum on the first regularly scheduled payroll date following the Change in Control Termination date; (ii) for a period of six (6) months following a Change in Control Termination, the Company shall also reimburse the Executive for the cost of COBRA premiums to be paid in order for the Executive to maintain medical insurance coverage that is substantially equivalent to that which the Executive received immediately prior to the termination provided, however, that the Company’s obligation to pay Executive’s COBRA premiums will cease immediately in the event Executive becomes eligible for group health insurance during the six (6) month period, and the Executive hereby agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance in such event; and (iii) the Company will vest the equivalent of seventy-five percent (75%) of the Executive’s then unvested options to purchase shares of Company’s Common Stock and such vesting shall occur upon the occurrence of the Change in Control in the case of a Change in Control Termination occurring prior to the Change in Control or upon termination in the case of a Change in Control Termination occurring after the Change in Control. All other terms and conditions set forth in the options, the Company’s stock plan, and the applicable stock option agreements shall remain in full force and effect.

5.4                                 For purposes of this Agreement, “Change in Control” means (A) any merger or consolidation of the Company with or into another entity, other than a merger or consolidation in which the stockholders of the Company immediately before the transaction will own immediately thereafter, directly or indirectly, securities having a majority in ordinary voting power of the outstanding securities of the surviving or resulting entity, (B) any sale by the Company of all or substantially all of its assets, other than a sale of assets in which the stockholders of the Company immediately before the transaction will own immediately thereafter, directly or indirectly, securities having a majority in ordinary voting power of the outstanding securities of the acquiror of the Company’s assets, or (C) any sale or other transfer of shares of stock by one or more stockholders of the Company as a result of which any one transferee, together with the transferee’s affiliates, will become in a transaction or series of related transactions the owner of a majority of the ordinary voting power of the Company’s outstanding stock; provided, however, that any new issuance of capital stock of the Company to one or more third parties (including any recognised venture capital investors investing on terms that are within normal practices for such investors) for the main purpose of providing new funding for the Company or in connection with a joint venture or other documented business alliance with any such third party shall not constitute a Change in Control.

5.5                                 Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a ‘‘specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six months after the Executive’s date of termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 5.3.

5.6                                 In all cases, severance payments hereunder shall continue only so long as the Executive continues to comply with and not breach the terms of this Agreement and in the event of such noncompliance or breach, all severance payments shall immediately be terminated.

5.7                                 The foregoing payments upon termination shall constitute the total payments due the Executive upon termination under this Agreement.

6              EXECUTIVE COVENANTS

6.1                                 Unauthorized Disclosure

The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, clinical test data, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Executive’s duties, services and responsibilities hereunder may require disclosure, and except as such information (i) was known to the Executive prior to his employment by the Company or (ii) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions of this Section 6.1, the Executive agrees that during the employment and thereafter the Executive will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no geographical or territorial restriction and applies for two years after Salary was last paid to the Executive.  Upon termination of the Executive’s employment under this Agreement, the Executive will promptly supply to the Company all property including laptops, mobile phones, memory storage devices, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, clinical test data, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Employment.

6.2                                 Non-competition

By and in consideration of the Company’s entering into this Agreement and the Salary and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive agrees that except as otherwise expressly provided by this Agreement, the Executive will not, during the employment, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, Including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise. For purposes of this paragraph, the term “Competing Enterprise” shall mean any person, corporation, partnership or other entity which is or which the Board of Directors in its reasonable opinion, deems to be in competition with the business of the Company.  The prohibition of this clause 6.2 shall not be deemed to prevent the Executive from owning 1% or less of any class of equity securities of an entity that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.  The non- competition clause contained in this Section 6.2 shall remain in full force and effect until one year from the termination of the Executive’s employment for any reason.

6.3           Non-solicitation

During the Executive’s employment and for one year from the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, interfere with the Company’s relationship with, or endeavour to entice away from the Company, any person who at any time during the Executive’s employment was an employee of the Company.

6.4                                 Transactions Offered to the Corporation; Proprietary Materials

During the term of his employment hereunder, the Executive agrees to bring to the attention of the Board of Directors, all proposals, business opportunities or investments of whatever nature, in areas in which the Company and/or any of its subsidiary companies is active or may be interested in becoming active, which are created or devised by the Executive or come to the attention of the Executive and which might reasonably be expected to be of interest to the Company and/or any its subsidiary companies. Without limiting the generality of the foregoing, Executive acknowledges and agrees that memoranda, notes, records and other documents made or compiled by the Executive or made available to the Executive during the term of this Agreement concerning the business and/or activities of the Company and/or any of its subsidiary companies shall be the Company’s property and shall be delivered by the Executive to the Board of Directors upon termination of this Agreement or at any other time at the request of the Board of Directors.

6.5                                 Remedies

The Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages or post a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive.

6.6                                 The provisions of subsections 6.1, 6.2, 6.3, 6.4 and 6.5 of this Section 6 shall survive any termination of this Agreement and the Executive’s employment.  The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Company of the covenants and agreements of this Section 6.

7              NOTICES

Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, or (ii) if mailed, three business days after having been placed in the United States mail, registered or certified, postage prepaid, return receipt requested, addressed to the party to whom it is directed at the address set forth below:

Sunshine Heart, Inc

Unit 3, 12 Frederick Street

St Leonards, NSW 2065

Australia

Attention:                                         one copy to the Chairman and
one copy to the Company Secretary

If to the Executive:

Or such other local address for the Executive as reflected in the Company’s records or to such other address as to which notice is given pursuant to this Agreement.

8              BINDING EFFECT/ASSIGNMENT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns.  Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

9              ENTIRE AGREEMENT

This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes, as of the Execution Date, all prior agreements, written or oral, between them as to such subject matter.  This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

10           SEVERABILITY

If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

11           GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without reference to the principles of conflict of laws.  The parties agree and consent to the condition that any litigation arising out of this Agreement shall be venued in the state or federal courts within the State of Minnesota.

12           MODIFICATIONS AND WAIVERS

No provisions of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto.  No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

13           HEADINGS

The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

14           COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, as of the day and year first above written.

Sunshine Heart, Inc.

By:	/s/ Nicholas B. Callinan
Nicholas B. Callinan
Chairman

Date: December 18, 2009

David A. Rosa

/s/ David A. Rosa
David A. Rosa

Date: December 21, 2009